EXHIBIT 99.1


SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME For the Years Ended December 31, (in thousands, except per share amounts)

                                                             1999        1998        1997
                                                           --------------------------------
INTEREST INCOME:
Loans....................................................  $597,524    $590,165    $540,072
Mortgage-Backed Securities...............................   273,837     218,345     227,615
Other Securities.........................................    36,036      32,367      29,103
U.S. Treasury & Government Agency Securities.............    11,011      19,668      27,147
State & Municipal Obligations............................     3,447       3,849       5,365
Money Market Investments.................................     7,728       6,519       4,733
                                                           --------------------------------
    Total Interest Income................................   929,583     870,913     834,035
                                                           --------------------------------

INTEREST EXPENSE:
Savings, NOW & Money Market Deposits.....................    66,553      80,875      84,099
Other Time Deposits......................................    96,436     111,381     117,652
Certificate of Deposits, $100,000 & Over.................    31,879      33,804      25,863
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase..............................   160,963     129,183     112,881
Other Borrowings.........................................    49,593      11,689      26,182
                                                           --------------------------------
   Total Interest Expense................................   405,424     366,932     366,677
                                                           --------------------------------
   Net Interest Income...................................   524,159     503,981     467,358
Provision for Loan Losses................................     6,013      15,551       8,748
                                                           --------------------------------
   Net Interest Income after Provision for Loan Losses...   518,146     488,430     458,610

NON-INTEREST INCOME:
Fees & Service Charges on Deposit Accounts...............    29,928      27,157      25,091
Investment Management, Commissions & Trust Fees..........    16,175      13,225      10,085
Mortgage Banking Operations..............................     3,603       4,054       4,269
Other Operating Income...................................    12,694      16,297      20,024
Interest on Tax Settlement...............................         -           -       4,515
Net Securities Gains.....................................    13,578       9,433      15,398
                                                           --------------------------------
     Total Non-Interest Income...........................    75,978      70,166      79,382
                                                           --------------------------------


NON-INTEREST EXPENSE:
Compensation & Employee Benefits.........................   102,857      96,914      99,118
Occupancy & Equipment, net...............................    33,975      32,276      33,959
Capital Securities Costs.................................    16,843      16,843       9,235
Amortization & Write-down of Intangible Assets...........     8,408      14,479       7,292
Other Operating Expense..................................    42,040      44,875      51,539
Merger Related Restructure Charge........................         -      52,452           -
                                                           --------------------------------
    Total Non-Interest Expense...........................   204,123     257,839     201,143
                                                           --------------------------------
Income Before Income Taxes...............................   390,001     300,757     336,849
Provision for Income Taxes...............................   140,480      88,394     129,238
                                                           --------------------------------
     Net Income..........................................  $249,521    $212,363    $207,611
                                                           ================================

EARNINGS PER SHARE - BASIC...............................     $1.53       $1.25       $1.25
                                                           --------------------------------
EARNINGS PER SHARE - DILUTED.............................     $1.52       $1.23       $1.22
                                                           --------------------------------

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.





SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
At December 31,
(in thousands, except per share amounts)

                                                                    1999            1998
                                                                ---------------------------
ASSETS:
Cash & Due from Banks........................................   $   317,434    $   165,425
Money Market Investments.....................................        85,767        127,929
Securities:
   Available-for-Sale........................................     3,682,210      3,072,737
   Held-to-Maturity (Fair value $1,299,596 in 1999;
     $1,783,102 in 1998).....................................     1,351,504      1,780,002
                                                                ---------------------------
      Total Securities.......................................     5,033,714      4,852,739
                                                                ---------------------------
Loans........................................................     7,913,328      6,909,709
  Less: Unearned Income......................................        15,640         19,833
           Allowance for Loan Losses.........................        74,525         77,683
                                                                ---------------------------
           Net Loans.........................................     7,823,163      6,812,193
                                                                ---------------------------
Intangible Assets............................................        79,151         84,676
Premises & Equipment.........................................        92,652         90,363
Accrued Income Receivable....................................        78,651         75,724
Other Assets.................................................       165,624         92,156
                                                                ---------------------------
     Total Assets............................................   $13,676,156    $12,301,205
                                                                ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Demand Deposits..............................................   $ 1,558,044    $ 1,321,861
Savings Deposits.............................................     2,563,609      2,610,345
NOW & Money Market Deposits..................................     1,034,872        997,124
Other Time Deposits..........................................     1,965,827      2,057,521
Certificates of Deposit,  $100,000 & Over....................       519,211        590,534
                                                                ---------------------------
     Total Deposits..........................................     7,641,563      7,577,385
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase..................................     2,665,200      2,955,096
Other Borrowings.............................................     1,894,000         85,000
Accrued Expenses & Other Liabilities.........................       276,981        270,709
                                                                ---------------------------
      Total Liabilities......................................    12,477,744     10,888,190
                                                                ---------------------------

Capital Securities...........................................       199,314        199,289

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $1.00; authorized 10,000,000
  shares, unissued...........................................             -              -
Common Stock, par value $2.50; authorized 200,000,000
   share; issued shares 193,126,522 in 1999;
   192,924,714 shares in 1998................................       482,816        482,312
Additional Paid in Capital...................................        84,864         80,867
Retained Earnings............................................     1,026,546        879,441
Accumulated Other Comprehensive Income - Unrealized
   (Losses)/Gains on Securities Available-for-Sale,
    net of taxes.............................................       (37,818)        50,208
Deferred Compensation........................................       (32,777)       (28,842)
Treasury Stock at cost; 36,541,330 shares in 1999;
   23,334,963 shares in 1998.................................      (524,533)      (250,260)
      Total Stockholders' Equity.............................       999,098      1,213,726
                                                                ---------------------------
      Total Liabilities and Stockholders' Equity.............   $13,676,156    $12,301,205
                                                                ===========================

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.





SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(in thousands)

                                                              1999           1998         1997
                                                         ----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.............................................  $   249,521   $   212,363   $   207,611
ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:
Provision for Loan Losses..............................        6,013        15,551         8,748
Net Securities Gains...................................      (13,578)       (9,433)      (15,398)
Depreciation and Amortization..........................       14,830        13,059        12,376
Mortgage loans originated for sale.....................         (538)       (4,839)       (1,612)
Proceeds from sale of mortgage loans originated
  for sale.............................................          634         4,821         1,636
Amortization and Write-down of Intangible Assets.......        8,408        14,479         7,292
Amortization of Securities Premiums....................        9,922        12,809         9,052
Accretion of Discounts and Net Deferred Loan Fees......       (9,426)      (11,260)       (7,495)
Proceeds from Sales of Securities Held-for-Trading.....            -             -        10,125
Purchases of Securities Held-for-Trading...............            -             -        (9,670)
Other, Net.............................................      (72,767)       53,263         8,062
                                                         ----------------------------------------
    Net Cash Provided by Operating Activities..........      193,019       300,813       230,727
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Securities Held-to-Maturity...............     (402,777)   (1,617,184)     (662,677)
Maturities, Redemptions, Calls and Principal
  Repayments on Securities Held-to-Maturity............      828,801     1,005,390       917,039
Purchases of Securities Available-for-Sale.............   (1,835,466)   (2,168,102)   (1,498,648)
Proceeds from Sales of Securities Available-for-Sale...      116,923     1,021,477       279,110
Maturities and Principal Repayments on Securities
  Available-for-Sale...................................    1,044,056     1,279,525       413,086
Loans Originated, Net of Principal Repayments..........   (1,099,873      (313,354)     (800,095)
Proceeds from the Sale of Loans........................       89,205       200,678        89,096
Purchases of Loans.....................................            -       (21,344)      (22,342)
Sales of Other Real Estate Owned, Net..................        4,225         5,670        16,973
Purchases of Premises and Equipment, Net...............      (14,010)       (6,968)       (8,602)
Purchase Acquisitions, Net of Cash Acquired............            -           805        56,147
                                                         ----------------------------------------
    Net Cash Used in Investing Activities..............   (1,268,916)     (613,407)   (1,220,913)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase/(Decrease) in Customer Deposit
  Liabilities..........................................       64,178        52,185       (41,549)
Net Increase in Borrowings.............................    1,554,104       379,854       887,061
Net (Decrease)/Increase in Long-Term Debt..............      (35,000)       50,000             -
Proceeds from the Issuance of Capital Securities.......            -             -        99,614
Purchase of Treasury Stock.............................     (289,313)      (87,928)      (27,733)
Common Stock Sold for Cash.............................        8,855        28,990         8,382
Cash Dividends Paid....................................     (117,080)      (82,748)      (60,412)
                                                         ----------------------------------------
    Net Cash Provided by Financing Activities..........    1,185,744       340,353       865,363
                                                         ----------------------------------------
    Net Increase/(Decrease) in Cash and Cash
    Equivalents........................................      109,847        27,759      (124,823)
NYB Activity for the Three Months Ended
  December 31, 1997....................................            -          (384)            -
Cash and Cash Equivalents at Beginning of Year.........      293,354       265,979       390,802
                                                         ----------------------------------------
Cash and Cash Equivalents at End of Year...............  $   403,201   $   293,354   $   265,979
                                                         ========================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash Paid During the Period for:
    Interest Expense...................................  $   390,312   $   370,739   $   371,458
                                                         ----------------------------------------
    Income Taxes.......................................  $   181,377   $    25,332   $    87,245
                                                         ========================================
Securities Transferred from Held-to-Maturity to
  Available-for-Saledue to the Merger with NYB.........                $   913,598   $         -
Purchases of Various Securities at Year End which
  Settled in the Subsequent Period.....................       24,737         7,912        60,866
Non-Cash Activity Related to Acquisitions Not
  Reflected Above for the Years ended
  December 31,1998 and 1997 are as follows:                                    (1)           (2)
Fair Value of Assets Acquired..........................                      2,377       177,085
Intangible Assets......................................                      8,434        21,515
Cash Paid..............................................                          -        (3,009)
Common Stock Issued....................................                     (8,730)      (34,420)
                                                                       --------------------------
Liabilities Assumed and Common Stock Issued............                $     2,081   $   161,171
                                                                       ==========================

(1) In June 1998, the Company acquired Amivest Corporation, a privately held investment management and broker/dealer firm.

(2) In December 1997, the Company acquired all of the outstanding common stock of Superior. Each share of Superior's common stock was exchanged for .1957 shares of the Company's common stock and the Company made a cash payment to the holder of Superior's outstanding warrants.

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.




SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Three Years Ended December 31, 1999
(dollars in thousands, except per share amounts)

                                                                                  Unrealized
                                                            Additional            Securities
                                                  Common     Paid in    Retained    Gains/      Deferred    Treasury
                                                   Stock     Capital     Earning   (Losses)   Compensation    Stock        Total
                                                 ----------------------------------------------------------------------------------
Balance, January 1, 1997.........................$245,371   $ 246,247  $  642,169    $18,600    ($8,468)    ($199,186)  $  944,733
Net Income.......................................       -           -     207,611          -          -             -      207,611
Cash Dividends ($.38 per share)..................       -           -     (38,226)         -          -             -      (38,226)
Cash Dividends-Acquired Company..................       -           -     (25,196)         -          -             -      (25,196)
Issuance of Stock for the 2-for-1 Stock Split.... 126,313    (126,313)          -          -          -             -            -
Issuance of Stock-Superior Acquisition
  (1,924,352 shares).............................   3,207      31,213           -          -          -             -       34,420
Issuance of Stock (165,524 shares)...............     276       2,311           -          -          -             -        2,587
Purchase of Treasury Stock (4,174,344 shares)....       -           -           -          -          -       (27,733)     (27,733)
JSB Loss on Reissuance of Treasury Stock.........       -           -      (1,437)         -          -             -       (1,437)
Restricted Stock Activity, net...................     423      11,536           -          -    (15,092)        3,805          672
Stock Based Compensation Activity, net...........   1,200       8,131      (3,655)         -          -         8,517       14,193
Amortization of Unrealized Loss on Securities
  Transferred from Available-for-Sale to
  Held-to-Maturity...............................       -        (214)          -       (331)         -             -         (545)
Adjustment to Unrealized (Losses) on Securities
  Available-for-Sale, net of taxes...............       -           -           -     27,324          -             -       27,324
                                                 ----------------------------------------------------------------------------------
Balance, December 31, 1997.......................$376,790   $ 173,125  $  781,052    $45,593   ($23,560)    ($214,597)  $1,138,403
Net Income.......................................       -           -     212,363          -          -             -      212,363
Cash Dividends ($.65  per share).................       -           -     (92,713)         -          -             -      (92,713)
Cash Dividends-Acquired Company..................       -           -     (18,935)         -          -             -      (18,935)
Issuance of Stock for the 3-for-2 Stock Split.... 120,288    (120,288)          -          -          -             -            -
Issuance of Stock-Amivest Acquisition............     905       7,825           -          -          -             -        8,730
Issuance of Stock (1,216,087 shares).............     331      16,126           -          -          -        12,214       28,671
NYB Common Stock Retirement (12,740,406 shares).. (21,234)    (35,398)          -          -          -        56,632            -
Purchases of Treasury Stock (4,464,125 shares)...       -           -           -          -          -       (87,928)     (87,928)
JSB Loss on Reissuance of Treasury Stock.........       -           -      (2,634)         -          -             -       (2,634)
Restricted Stock Activity, net...................       -        (385)          -          -     (5,282)         (443)      (6,110)
Stock Based Compensation Activity, net...........   5,232      39,862     (11,523)         -          -       (16,138)      17,433
NYB Net Income for the Three Months Ended
   December 31, 1997.............................       -           -      11,992          -          -             -       11,992
Amortization of Unrealized Loss on Securties
  Transferred from Available-for-Sale to
  Held-to-Maturity...............................       -           -        (161)      (170)         -             -         (331)
Adjustment to Unrealized (Losses) on Securities
  Available-for-Sale, net of taxes...............       -           -           -      4,785          -             -        4,785
                                                 ----------------------------------------------------------------------------------
Balance, December 31, 1998.......................$482,312   $  80,867  $  879,441    $50,208   ($28,842)    ($250,260)  $1,213,726
                                                 ----------------------------------------------------------------------------------
Net Income.......................................       -           -     249,521          -          -             -      249,521
Cash Dividends ($.63  per share).................       -           -     (84,312)         -          -             -      (84,312)
Cash Dividends-Acquired Company..................       -           -     (16,847)         -          -             -      (16,847)
Issuance of Stock (180,508 shares)...............     260       1,974           -          -          -         1,659        3,893
Purchases of Treasury Stock (14,275,923 shares)..       -           -           -          -          -      (289,313)    (289,313)
JSB Loss on Reissuance of Treasury Stock.........       -           -      (1,086)         -          -             -       (1,086)
Restricted Stock Activity, net...................       -      (1,052)          -          -     (3,935)         (480)      (5,467)
Stock Based Compensation Activity, net...........     244       3,075           -          -          -        13,861       17,180
Amortization of Unrealized Loss on Securties
  Transferred from Available-for-Sale to
  Held-to-Maturity...............................       -           -        (171)       171          -             -            -
Adjustment to Unrealized Gains on Securities
  Available-for-Sale, net of taxes...............       -           -           -    (88,197)         -             -      (88,197)
                                                 ----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999.......................$482,816   $  84,864  $1,026,546   $(37,818)  $(32,777)    $(524,533)  $  999,098
                                                 ==================================================================================

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.




SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31,
(in thousands)

                                                 1999        1998      1997
                                               -------------------------------
Net Income.................................... $249,521   $212,363   $207,611
OTHER COMPREHENSIVE INCOME/(LOSS), NET
OF INCOME TAXES:
Unrealized (Losses)/Gains on
  Securities Available-for-Sale...............  (80,287)     9,895     35,763
Less: Reclassification of Realized Gains
  Included in Net Income......................   (7,739)    (5,280)    (8,770)
                                               -------------------------------
Other Comprehensive (Loss)/Income.............  (88,026)     4,615     26,993
                                               -------------------------------
Comprehensive Income.......................... $161,495   $216,978   $234,604
                                               ===============================

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.




NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  BASIS OF PRESENTATION

      North Fork Bancorporation, Inc. (the "Company"), through its primary bank subsidiary, North Fork Bank ("North Fork"), and its non-bank subsidiaries, Compass Investment Services Corp ("Compass") and Amivest Corporation ("Amivest"), provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the New York metropolitan area. The Company currently conducts a telebanking operation through its subsidiary, Superior Savings of New England ("Superior") located in Connecticut.

      The supplemental consolidated financial statements include the accounts of the Company and its banking and non-bank subsidiaries and includes the relevant financial information for JSB Financial, Inc. and Jamaica Savings Bank (Note 2(a)) to reflect this acquisition using the pooling of interests method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The accounting and reporting policies of the Company are in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates.

(b)  SECURITIES

      Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. The unrealized gains and losses on trading securities would be reported as a component of other non-interest income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.

      Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method. The cost basis of individual held-to-maturity and available-for-sale securities are reduced through write-downs to reflect other-than-temporary impairments in value.

(c)  DERIVATIVE FINANCIAL INSTRUMENTS

      Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of the management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the agreements must be designated as a hedge and be effective in reducing the market risk of an existing asset, liability or firm commitment. The effectiveness of the hedge is evaluated on an initial and ongoing basis. The premium paid or received for any of these agreements is amortized over the term of the agreements. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. The estimated fair values of such agreements are not reflected in the Company's supplemental consolidated balance sheets, unless designated to securities available-for-sale, in which case they are carried at estimated fair value with unrealized gains and losses, net of taxes, and reflected as a component of stockholders' equity. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition.

      In the event of the early termination of a derivative financial instrument contract, any resulting gain or loss is deferred, as an adjustment of the carrying value of the designated assets or liabilities, and recognized in operations over the shorter of the remaining life of the designated assets or liabilities or the derivative financial instrument agreement.

(d)  LOANS

      Loans are carried at the principal amount outstanding, net of unearned income and net deferred loan fees. Mortgage loans held-for-sale are carried at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees are accreted into interest income over the loan term as a yield adjustment.

(e)  NON-ACCRUAL AND RESTRUCTURED LOANS

      Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest are past due 90 days or more, the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, the principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.

      Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructured terms, and management expects such performance to continue, the loan is then removed from restructured status.

(f)  ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for losses inherent in the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks inherent in the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. Additionally, management utilizes the guidelines established under Statement of Financial Accounting Standards ("SFAS") No.114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" to assess loan impairment. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

(g)  PREMISES AND EQUIPMENT

      Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance, repairs, and minor improvements are charged to operations in the period incurred, while major improvements are capitalized. Premises and equipment are periodically reviewed for possible impairment when events or changes in circumstances occur that may affect the underlying basis of the assets.

(h)  OTHER REAL ESTATE

      Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the current appraised value adjusted for estimated disposition costs. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the fair value of the real estate to be acquired by a charge to the allowance for loan losses.

      Subsequent to foreclosure, losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to other operating expenses in the Company's supplemental consolidated statements of income.

(i)  INCOME TAXES

      The Company provides for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

      The Company files consolidated income tax returns with substantially all of its subsidiaries. Income tax expense and benefits are allocated among members of the consolidated group based on a separate return basis.

(j)  RETIREMENT AND BENEFIT PLANS

      The Company has a non-contributory defined benefit pension plan covering substantially all full-time employees. Annual pension expense is recognized over the employee's expected service life utilizing the projected unit cost actuarial method. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefits otherwise earned.

      Post-retirement and post-employment benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(k)  STOCK-BASED COMPENSATION

      The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value- based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation expense for those instruments using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to follow APB 25, however, SFAS 123 requires disclosure of pro forma net income and earning per share information in the notes to the financial statements, as if the fair value-based method had been adopted.

      Restricted stock awards are reflected as deferred compensation at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods.

      The cost of common stock held by Jamaica Savings Bank's Benefit Restoration Plan is reflected as deferred compensation in the Company's supplemental consolidated balance sheets.

(l)  EARNINGS PER SHARE ("EPS")

      The Company follows SFAS No. 128 "Earnings Per Share" ("SFAS 128") for computing and presenting earnings per share data. SFAS 128 was retroactively adopted in December 1997. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common stock that then shared in the earnings of the entity. The weighted average number of common shares outstanding used in the computation of Basic EPS was 162,991,108, 170,085,044 and 166,334,843 for the years ended 1999, 1998, and 1997, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 164,439,869, 171,987,568 and 169,903,051 for the years ended 1999, 1998 and 1997, respectively. The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options and restricted stock grants outstanding during the periods.

(m)  INTANGIBLE ASSETS

      Intangible assets consist of goodwill and core deposit intangibles associated with purchase acquisitions. The Company records the acquired assets and liabilities assumed at fair value. The excess of the Company's cost over the fair value of the net assets acquired is recorded as an intangible asset. The Company's cost includes the consideration paid and all direct costs associated with the purchase. Indirect and general expenses relating to the acquisition are expensed as incurred.

      Goodwill is amortized on a straight-line basis generally over the estimated period to be benefited. Core deposit intangibles are amortized on an accelerated method over the estimated benefit period to be benefited. Intangible assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

(n)  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

      For purposes of consolidated cash flows, cash and cash equivalents are defined as the amounts included in the supplemental consolidated balance sheets under the captions "Cash & Due from Banks" and "Money Market Investments", with a contractual maturity of less than 90 days.

      Cash flows associated with derivative financial instruments used by the Company are classified in the accompanying supplemental consolidated statements of cash flows in the same category as the cash flows from the asset or liability being hedged.


NOTE 2 - BUSINESS COMBINATIONS

(a)  JSB FINANCIAL, INC.

      On August 16, 1999, the Company entered into an Agreement and Plan of Merger with JSB Financial, Inc. ("JSB"), the parent company of Jamaica Savings Bank ("Jamaica"), whereby it would acquire JSB in a stock-for-stock merger. In connection with the merger, the Company needed to reissue a sufficient number of shares of its treasury stock prior to the consummation of the merger, in order that the merger not fail to qualify for pooling-of-interests accounting treatment. The necessary treasury shares were reissued on February 18, 2000, in connection with the Reliance transaction, described below. On February 29, 2000, JSB was merged with and into the Company in accordance with the pooling-of-interests method of accounting. On March 10, 2000, Jamaica was merged with and into North Fork. Pursuant to the merger agreement, the Company issued 3.0 shares of common stock for each share of JSB's common stock outstanding. Accordingly, the Company issued 28,312,851 of its common shares, simultaneously retired 6,562,383 shares of JSB's common stock held in treasury and reserved 2,410,500 common shares for JSB's outstanding stock options at the merger date.

      On August 16, 1999, simultaneous with the announcement of the JSB merger, the Company's Board of Directors formally rescinded the 10% share repurchase program instituted in October 1998. At that date, the Company had completed the repurchase of approximately 8.1 million shares.

      At December 31, 1999, JSB had total assets of $1.6 billion, deposits of $1.1 billion, and stockholders' equity of $380 million. Jamaica operated from 13 retail-banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk counties, New York. JSB has been included in all supplemental consolidated financial statements presented under pooling of interest accounting.

(b)  RELIANCE BANCORP, INC.

      On August 30, 1999, the Company entered into an Agreement and Plan of Merger with Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, whereby it would acquire Reliance in a stock-for-stock merger. On August 30, 1999, simultaneous with the announcement of the merger, the Company's Board of Directors formally approved the purchase of up to 50% of the common shares to be issued in the transaction, or 8.5 million shares. As of December 31, 1999, the Company completed the purchase of 7.8 million shares under the program. The program was completed subsequent to December 31, 1999. On February 18, 2000, Reliance was merged with and into the Company in accordance with the purchase method of accounting. Pursuant to the merger agreement, the Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding. The Company reissued from its treasury account 17,120,160 common shares in satisfaction of the Reliance exchange ratio and reserved for issuance 1,369,438 common shares for Reliance's outstanding stock options at the date of merger.

      At December 31, 1999, Reliance had total assets of $2.5 billion, deposits of $1.5 billion, and stockholders' equity of $176 million. Reliance Federal Savings Bank operated from 29 retail banking facilities throughout Suffolk and Nassau counties, New York, as well as in the New York City borough of Queens.

(c)  PRO-FORMA FINANCIAL INFORMATION WITH ACQUISITIONS

      The following unaudited pro forma supplemental condensed combined financial statements are based on the historical financial statements of the Company and Reliance. The supplemental pro forma balance sheet gives effect to the transactions as if they had become effective as of December 31, 1999. The supplemental pro forma statements of income give effect to the transaction as if it had become effective as of the beginning of each of the years for which information is presented.




PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED     DECEMBER 31,
(in thousands)                                                1999
                                                          ------------
ASSETS
Cash & Due from Banks.................................... $   348,422
Money Market Investments.................................     110,737
Securities...............................................   6,277,045
Loans, net...............................................   8,881,597
Allowance for Loan Losses................................     (83,570)
                                                          ------------
Net Loans................................................   8,798,027
                                                          ------------
Intangible Assets........................................     339,070
Other Assets.............................................     447,759
                                                          ------------
     Total Assets........................................ $16,321,060
                                                          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits.......................................... $ 1,622,242
Savings, NOW & Money Market Deposits.....................   4,238,473
Time Deposits............................................   3,328,281
                                                          ------------
Total Deposits...........................................   9,188,996
                                                          ------------
Federal Funds Purchased & Securities Sold Under
   Agreement to Repurchase...............................   2,921,981
Other Borrowings.........................................   2,308,097
Accrued Expenses & Other Liabilities.....................     389,680
                                                          ------------
Total Liabilities........................................ $14,808,754
                                                          ------------
Capital Securities.......................................     244,314
Stockholders' Equity.....................................   1,267,992
                                                          ------------
     Total Liabilities and Stockholders' Equity.......... $16,321,060
                                                          ============


PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)
 FOR THE YEARS ENDED DECEMBER 31,
                                                          1999        1998       1997
                                                       ---------------------------------
(in thousands, except per share amounts)

Interest Income........................................$1,081,774    $870,913   $834,035
Interest Expense.......................................   496,911     366,932    366,677
                                                       ---------------------------------
  Net Interest Income..................................   584,863     503,981    467,358
Provision for Loan Losses..............................     6,163      15,551      8,748
                                                       ---------------------------------
  Net Interest Income after Provision for Loan Loss....   578,700     488,430    458,610
Non-Interest Income....................................    69,883      60,019     53,542
Real Estate Operations, net............................     1,239         714     10,442
Net Securities Gains ..................................    13,690       9,433     15,398
Other Non-Interest Expense.............................   215,862     174,065    184,616
Capital Securities Costs...............................    20,929      16,843      9,235
Amortization & Write-down of Intangible Assets.........    21,404      14,479      7,292
Merger Related Restructure Charge......................         -      52,452          -
                                                       ---------------------------------
  Income before Income Taxes...........................   405,317     300,757    336,849
Provision for Income Taxes.............................   151,967      88,394    129,238
                                                       ---------------------------------
  Net Income...........................................  $253,350    $212,363   $207,611
                                                       =================================

Earnings Per Share - Basic.............................     $1.49       $1.25      $1.25
Earnings Per Share - Diluted...........................     $1.47       $1.23      $1.22
Weighted Average Shares Outstanding - Basic............   170,436     170,085    166,335
Weighted Average Shares Outstanding - Diluted..........   172,731     171,988    169,903

At December 31,1999, the Company's unaudited pro forma Tier 1, Total Risk Based and Leverage Capital Ratios were 12.60%, 13.83%, and 7.58%, respectively.


(d)  NEW YORK BANCORP

      In March 1998, New York Bancorp ("NYB"), the parent company of Home Federal Savings Bank ("Home") was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued
39.9 million shares of common stock to NYB shareholders and simultaneously retired 12.7 million shares of NYB's common stock held in treasury as of the date of the merger. NYB had $3.4 billion in total assets, $2.0 billion in net loans, $1.7 billion in deposit liabilities, and $140.3 million in capital at the date of the merger. In connection with the merger, the Company recorded a pre-tax charge for merger-related restructure costs of $52.5 million. As of December 31, 1999, substantially all cash payments associated with this charge have been made except for certain payments due under long-term leases.

(e)  AMIVEST CORPORATION

      In June 1998, the Company completed its purchase acquisition of Amivest Corporation ("Amivest"), a privately held investment management and broker/dealer firm located in New York City. At the date of acquisition, Amivest had approximately $700 million in assets under management. Goodwill recognized in connection with the transaction was $10.4 million and is being amortized on a straight-line basis over 15 years. The operating results of Amivest are not significant to the supplemental consolidated financial statements of the Company.


NOTE 3 - SECURITIES

AVAILABLE-FOR-SALE SECURITIES

      The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,:

                                                            1999                                          1998
                                        ------------------------------------------------------------------------------------------
                                                       GROSS       GROSS                             Gross      Gross
                                         AMORTIZED  UNREALIZED  UNREALIZED    FAIR     Amortized  Unrealized  Unrealized    Fair
(in thousands)                              COST      GAINS       LOSSES      VALUE       Cost       Gains       Losses    Value
CMO Private Issuances.................. $1,781,288   $   235    $(57,340)  $1,724,183  $1,440,806   $ 5,358    $ (683)  $1,445,481
CMO Agency Issuances...................    489,151         -     (26,064)     463,087     190,249     1,776       (64)     191,961
Mortgage-Backed Securities.............    895,855       266     (26,239)     869,882     728,849     4,115     (1,149)    731,815
U.S. Government Agencies' Obligations..    O88,709         -      (2,499)      86,210     162,464     4,947          -     167,411
U.S Treasury Securities................     20,046         -         (68)      19,978      30,952       393          -      31,345
Equity Securities (1)..................    273,701    69,807      (6,954)     336,554     222,606    79,668     (2,134)    300,140
Other Securities.......................    198,861     5,001     (21,546)     182,316     207,407     2,953     (5,776)    204,584
                                        ------------------------------------------------------------------------------------------
                                        $3,747,611   $75,309   $(140,710)  $3,682,210  $2,983,333   $99,210    $(9,806) $3,072,737
                                        ==========================================================================================

(1) Amortized cost and fair value includes $170.6 million and $100.8 million in Federal Home Loan Bank stock at December 31, 1999 and 1998, respectively.



HELD-TO-MATURITY SECURITIES

      The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,:

                                                            1999                                          1998
                                        ------------------------------------------------------------------------------------------
                                                       GROSS       GROSS                             Gross      Gross
                                         AMORTIZED  UNREALIZED  UNREALIZED    FAIR     Amortized  Unrealized  Unrealized    Fair
(in thousands)                              COST      GAINS       LOSSES      VALUE       Cost       Gains       Losses    Value
CMO Private Issuances.................. $   674,072  $ 30       $(28,402)  $  645,700  $  873,070  $2,693     $(2,849)  $  872,914
CMO Agency Issuances...................    115,027     10         (1,567)     113,470     137,778     457        (125)     138,110
Mortgage-Backed Securities.............    447,209    172        (19,486)     427,895     563,486   2,352        (625)     565,213
State & Municipal Obligations..........     76,173    126         (2,128)      74,171      71,837   1,301         (27)      73,111
U.S. Government Agencies' Obligations..     20,051      -             (4)      20,047     110,070      38          (8)     110,100
Other Securities.......................     18,972      -           (659)      18,313      23,761      29        (136)      23,654
                                        ------------------------------------------------------------------------------------------
                                        $1,351,504   $338       $(52,246)  $1,299,596  $1,780,002  $6,870     $(3,770)  $1,783,102
                                        ===========================================================================================


      Management's strategy is to invest in securities with short-weighted average lives, minimizing exposure to future increases in interest rates. These investments are principally mortgage-backed securities ("MBS's") that provide stable cash flows which may be reinvested at current market interest rates. The combined weighted average life of the held-to-maturity and available-for-sale securities portfolios at December 31, 1999 was 4.4 years.

      Collateralized Mortgage Obligations ("CMO's") are collateralized by either U.S. Government Agency MBS's or whole loans which are principally AAA rated conservative current pay sequentials or Planned Amortization Class ("PAC") structures with current weighted average lives of approximately 2.2 years.

      At December 31, 1999 and 1998, equity securities maintained in the available-for-sale portfolio were comprised principally of common stock and preferred stock of certain publicly traded companies. Other securities maintained in the available-for-sale portfolio consist of capital securities and debt issuances of certain financial institutions.

      Securities carried at $3.4 billion at December 31, 1999 were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes as required by law.

      The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                    Available-for-Sale  Held-to-Maturity
                                               ----------------------------------------------
                                                 Amortized     Fair      Amortized     Fair
                                                   Cost        Value       Cost       Value
                                               ----------------------------------------------
(in thousands)
Due in one year or less....................... $           $        -  $   28,504  $   28,509
Due after one year through five years.........     20,046      19,978      45,806      45,372
Due after five years through ten years........     94,481      91,060      29,145      27,730
Due after ten years...........................    193,089     177,466      11,741      10,920
                                               ----------------------------------------------
  Subtotal....................................    307,616     288,504     115,196     112,531
CMO's.........................................  2,270,439   2,187,270     789,099     759,170
Mortgage-Backed  Securities...................    895,855     869,882     447,209     427,895
Equity Securities.............................    273,701     336,554           -           -
                                               ----------------------------------------------
                                               $3,747,611  $3,682,210  $1,351,504  $1,299,596
                                               ==============================================

      Prepayments on MBS's, including CMO's, are monitored by the portfolio management function. Management typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on the MBS portfolio.

      The proceeds, gross realized gains and gross realized losses on the sale of securities available-for-sale were as follows at December 31,:


 (in thousands)                                     1999      1998     1997
                                                -----------------------------
Proceeds from Sales............................. $116,923 $1,021,477 $279,111
                                                =============================

Gross Realized Gains............................   13,632     12,196   16,502
Gross Realized Losses...........................      (54)    (2,763)  (1,104)
                                                -----------------------------
Net Realized Gains..............................  $13,578     $9,433  $15,398
                                                =============================


      Gross realized gains in 1999, 1998 and 1997 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies.


NOTE 4 - LOANS

      The composition of the loan portfolio is summarized as follows at December 31,

                                                          % OF              % of
(dollars in thousands)                          1999      TOTAL    1998     Total
                                              -------------------------------------
Mortgage Loans-Residential...................$2,212,948    28%  $1,977,532     29%
Mortgage Loans-Multi-family...................2,827,272    36    2,656,998     38
Mortgage Loans-Commercial.....................1,327,001     1    1,173,229     17
Commercial & Industrial.......................  752,256     9      530,782      8
Consumer Loans and Leases.....................  706,594     9      493,966      7
Construction and Land Loans...................   87,257     1       77,202      1
                                              -------------------------------------
   Total......................................7,913,328   100%  $6,909,709    100%
                                              -------------------------------------
Less:
 Unearned Income..............................   15,640             19,833
 Allowance for Loan Losses....................   74,525             77,683
                                              ---------          ---------
     Net Loans...............................$7,823,163         $6,812,193
                                              =========          =========

      The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers.

      To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan collateral. Multi-family lending includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the New York metropolitan area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial developments and single-family subdivisions. Commercial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans to finance new and used automobiles.

      The Company's real estate underwriting standards include various limits on the loan-to-value ratios based on the type of property, and management considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.

      Mortgage loans serviced for others aggregated $847.6 million and $921.1 million as of December 31, 1999 and 1998, respectively. At December 31, 1999, $1.9 million in residential mortgage loans were held-for-sale.

      Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure. Non-performing assets declined to $15.9 million at December 31, 1999, as compared to $19.4 million at December 31, 1998. This reduction was achieved principally through the sale of non-performing assets, principal repayments, the workout of non-performing loans to performing status, and charge-offs.

NON-PERFORMING ASSETS

      Non-performing assets at December 31, consisted of the following:


(in thousands)                                              1999      1998
                                                          --------- ---------
Loans Ninety Days Past Due and Still Accruing.............   $6,131    $8,133
Non-Accrual Loans.........................................    8,997     7,778
                                                          --------- ---------
Non-Performing Loans......................................   15,128    15,911
Other Real Estate.........................................      787     3,494
                                                          --------- ---------
Non-Performing Assets.....................................  $15,915   $19,405
                                                          ========= =========

Restructured, Accruing Loans..............................    $   -    $2,426
                                                          ========= =========

      The following table represents the components of non-performing loans at December 31,


                                                            1999      1998
                                                          --------- ---------
Consumer Loans and Leases.................................   $5,798    $4,294
Mortgage Loans-Residential................................    4,310     4,146
Commercial & Industrial...................................    2,693     2,485
Mortgage Loans-Commercial.................................    1,661     4,519
Mortgage Loans-Multi-family...............................      666       467
                                                          --------- ---------
   Total Non-Performing Loans.............................  $15,128   $15,911
                                                          ========= =========

      Interest foregone on non-accrual loans, or the amount of income that would have been earned had those loans remained performing, aggregated $1.0 million, $1.8 million and $4.1 million in 1999, 1998, and 1997, respectively.

      At December 31, 1999, the Company had no commitments to lend additional funds to borrowers whose loans are non-performing or currently classified as restructured.

RELATED PARTY LOANS

      Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $6.2 million and $5.6 million at December 31, 1999 and 1998, respectively.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

      A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                           1999      1998     1997
                                                       --------- ------------------
Balance at Beginning of Year...........................  $77,683   $80,273  $78,607
Provision for Loan Losses..............................    6,013    15,551    8,748
Recoveries Credited to the Allowance...................    5,194     3,835    2,585
                                                       --------- ------------------
                                                          88,890    99,659   89,940
Losses Charged to the Allowance........................  (14,365)  (21,921) (12,161)
New York Bancorp Net Activity for the Three Months
  Ended December 31,...................................        -       (55)      -
Additional Allowance Acquired in Purchase Acquisitions.        -         -    2,494
                                                       --------- ------------------
Balance at End of Year.................................  $74,525   $77,683  $80,273
                                                       ========= ==================

      The provision for loan losses declined to $6.0 million in 1999, when compared to $15.6 million for the prior year period. Reflected in 1998 was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans, at amounts below the loans carrying value, acquired in the NYB merger. Due to the aforementioned sale, the Company recognized a corresponding charge to the allowance for loan losses. This decision was predicated on the fact that management could sell these loans into a liquid market, reinvest the cash into other interest earning assets, and mitigate potential carrying costs associated with their future workout and resolution. Historically, NYB did not actively sell non- performing and marginally performing loans as part of its workout and recovery process. Subsequent to these sales, the Company restored its post-merger reserve coverage ratios to approximate pre-merger levels.


NOTE 6 - PREMISES AND EQUIPMENT, NET

The following is a summary of premises and equipment, net at December 31,:


                                                          1999      1998
                                                        --------- ---------
(in thousands)
Land....................................................  $18,652   $18,577
Bank Premises...........................................   71,940    69,514
Leasehold Improvements..................................   20,517    18,576
Equipment...............................................   72,531    63,791
                                                        --------- ---------
                                                          183,640   170,458
Accumulated Depreciation and Amortization...............  (90,988)  (80,095)
                                                        --------- ---------
                                                          $92,652   $90,363
                                                        ========= =========


NOTE 7 - FEDERAL FUNDS PURCHASED & SECURITIES SOLD UNDER AGREEMENTS TO
         REPURCHASE

      The following is a summary of federal funds purchased and securities sold under agreements to repurchase ("SSURA") at and for the years ended December 31,

(dollars in thousands)                                           1999       1998        1997
                                                              --------------------------------
FEDERAL FUNDS PURCHASED
  Period End Balance......................................     $89,700   $  70,000  $  40,000
  Maximum Amount Outstanding at Any Month End.............     115,000     125,000     80,000
  Average Outstanding Balance.............................      62,446      28,766     27,563
  Weighted Average Interest Rate Paid.....................       5.15%       5.49%      5.66%
  Weighted Average Interest Rate at Year End..............       5.34%       5.38%      6.81%
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
  Period End Balance......................................  $2,575,500  $2,885,096 $2,064,036
  Accrued Interest Payable at Period End..................      13,349      14,904     10,234
  Maximum Amount Outstanding at Any Month End.............   3,291,796   2,885,096  2,310,458
  Average Outstanding Balance.............................   2,849,356   2,207,491  1,917,029
  Weighted Average Interest Rate Paid.....................       5.54%       5.78%      5.81%
  Weighted Average Interest Rate at Year End..............       5.69%       5.57%      5.85%

      Qualifying SSURA are treated as financings and the obligations to repurchase securities sold are reflected as liabilities in the supplemental consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

      The following is a summary as of December 31, 1999 of the amortized cost and fair value of securities collateralizing SSURA's, in addition to the amounts of and interest rate on the related borrowings,

                                 MBS & CMO Securities (1)                 U.S. Govt. Agencies (1)
                       ----------------------------------------------------------------------------------------
                                   Average  Amortized                          Average   Amortized
(dollars in thousands)   SSURA(2)    Rate      Cost     Fair Value   SSURA(2)    Rate       Cost     Fair Value
                       ----------------------------------------------------------------------------------------
Up to 30 days.......  $  300,000    5.95%  $  332,778  $  315,682   $              -     $           $      -
30 to 90 Days.......   1,150,000    5.79    1,281,133   1,230,660        -         -         -              -
90 days to 1 Year...     117,000    6.32%      94,768      91,798        -         -         -              -
In Excess of 1 Year.     971,000    5.86%   1,081,365   1,042,834    37,500     5.75%      39,512      38,410
                       ----------------------------------------------------------------------------------------
         Total......  $2,538,000    5.86%  $2,790,044  $2,680,894   $37,500     5.75%     $39,512     $38,410
                       ========================================================================================

(1) Excludes accrued interest receivable of $22.3 million and $1.1 million on MBS & CMO securities and U.S. government agencies, respectively, securing the related repurchase agreements.
(2)   Excludes accrued interest payable.


NOTE 8 - OTHER BORROWINGS

      At December 31, 1999, the Company had $1.8 billion outstanding in short-term Federal Home Loan Bank ("FHLB") advances at an average cost of funds of 5.89%. At December 31, 1999 and 1998, the Company had $50.0 million outstanding in 5.62% fixed rate FHLB advances, due in December 2008. At December 31, 1998, the Company had $10.0 million outstanding in 10% fixed rate FHLB advances which matured in April 1999. At December 31, 1998, the Company had outstanding a $25.0 million, 7.56% Senior Note which also matured in April 1999.

      Indebtedness to and outstanding commitments from the FHLB are collateralized by the Company's investment in FHLB stock, first mortgage loans, and certain mortgage-backed securities under the terms of the collateral agreement.

      The Company's bank subsidiaries have arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $225 million at December 31, 1999.


NOTE 9 - CAPITAL SECURITIES

      Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") are summarized as follows at December 31,:


                                                          1999      1998
                                                        --------- ---------
8.00% Capital Securities due December 15, 2027......... $  99,641  $ 99,628
8.70% Capital Securities due December 15, 2026.........    99,673    99,661
                                                        --------- ---------
                                                        $ 199,314  $199,289
                                                        ========= =========

      The aforementioned Capital Securities were issued in 1997 and 1996 through wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due at maturity, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

      At December 31, 1999 and 1998, these Capital Securities qualified as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized using the straight-line method to maturity.


NOTE 10 - INCOME TAXES

      The components of the consolidated provision for income taxes is shown below for the years ended December 31,:

(in thousands)                                            1999      1998      1997
                                                        -----------------------------
Current Tax Expense....................................  $119,031   $86,841  $124,642
Deferred Tax Expense...................................    21,449     1,553     4,596
                                                        -----------------------------
Income Tax Provision...................................  $140,480   $88,394  $129,238
                                                        =============================

      The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

                                                             1999      1998      1997
                                                           -----------------------------
       Federal Income Tax Expense at Statutory Rate......   35.00%    35.00%    35.00%
       Increase/(Decrease) Resulting from:...............
           State and Local Income Taxes, Net of Federal
             Income Tax Benefit..........................    1.84      4.68      4.34
           Non-Taxable Distributions from Corporate
             Reorganizations.............................       -    (11.10)        -
           Tax Exempt Interest, Net......................    (.80)     (.57)     (.60)
           Nondeductible Merger Related Restructure Charge      -      1.11         -
           Valuation Allowance...........................       -      (.92)        -
           Amortization of Intangible Assets.............     .39      1.92       .35
           Dividend Received Deduction...................     (31)     (.37)     (.41)
           Other, Net....................................    (.10)     (.36)     (.31)
                                                           -----------------------------
           Effective Tax Rate............................   36.02%    29.39%    38.37%
                                                           =============================


      The components of the net deferred tax asset are included in "Other Assets" in the accompanying supplemental consolidated balance sheets at December 31, and are as follows:

(in thousands)                                                         1999      1998
                                                                   -------------------
    DEFERRED TAX ASSETS
        Unrealized Loss on Securities Available-for-Sale..........   $25,646 $       -
        Allowance for Loan Losses.................................    31,939    33,292
        Deferred Compensation and Other Employee Benefit Plans....     8,618     9,197
        Acquired Net Operating Loss Carry Forward.................         -     8,195
        Deductible Merger Related Restructure Charges.............     1,715     3,112
        Excess of Tax Basis Over Book Basis- Other Real Estate....     1,371     1,728
        Excess of Tax Basis Over Book Basis- Premises and Equipment    1,241     1,583
        Other.....................................................     3,248     4,550
                                                                   -------------------
             Gross Deferred Tax Asset.............................   $73,778   $61,657
        Valuation Allowance.......................................    (4,567)   (4,567)
                                                                   -------------------
              Deferred Tax Asset..................................   $69,211   $57,090
                                                                   -------------------
    DEFERRED TAX LIABILITIES
        Unrealized Gain on Securities Available for Sale.......... $          $(39,196)
        Tax Bad Debt Recapture....................................    (6,012)   (6,820)
        Deferred Income...........................................   (11,519)   (5,006)
        Other.....................................................    (4,417)   (3,702)
                                                                   -------------------
              Gross Deferred Tax Liability........................ $ (21,948) $(54,724)
                                                                   -------------------
              Net Deferred Tax Asset..............................   $47,263    $2,366
                                                                   ===================

      As of December 31, 1999, the Company's valuation allowance remained at $ 4.6 million. Management continues to reserve a portion of the New York State and City deferred tax asset due to uncertainties of realization since New York State and City tax laws do not provide for the utilization of net operating loss carry-forwards or carrybacks. Additionally, as a result of the Company's experience in merging with and acquiring thrifts, retained earnings at both December 31, 1999 and 1998, includes approximately $136 million and $136 million, respectively for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Bank (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates.

      Management anticipates that the realization of the net deferred tax asset of $ 47.3 million is more likely than not, based on existing carryback ability, available tax planning strategies, and projected taxable income.


NOTE 11 - RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLANS

      The Company maintains a retirement plan (the "Plan") covering substantially all of its full-time employees. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. NYB maintained a retirement plan covering substantially all of their full-time employees, subject to certain limitations. This plan was curtailed as of the merger date, and all future benefit accruals ceased. Subsequent to this transaction, all former NYB employees retained by the Company meeting Plan requirements became eligible for participation in the Plan. Effective May 31, 1998, the former NYB plan was merged with that of the Company. Jamaica sponsored a trusteed non- contributory defined benefit pension plan covering substantially all of its full-time employees. In addition, Jamaica sponsored a pension benefit restoration plan ("Pension Restore Plan") that provided retirement benefits which would have been provided under the Jamaica pension plan except for the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code. The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying supplemental consolidated financial statements at December 31,

(dollars in thousands)                                             1999     1998
                                                                 ------------------
CHANGE IN BENEFIT OBLIGATION:
 Benefit Obligation at Beginning of Year........................  $105,324 $104,044
 Service Cost...................................................     3,144    3,078
 Interest Cost..................................................     6,359    6,623
 Amendments.....................................................     3,975      503
 Benefits Paid..................................................    (9,025)  (9,079)
 Actuarial (Gain)/Loss..........................................   (10,061)     155
                                                                 ------------------
 Benefit Obligation at End of Year..............................   $99,716 $105,324
                                                                 ==================
CHANGE IN PLAN ASSETS:
 Fair Value of Plan Assets at Beginning of Year.................  $126,669 $122,189
 Actual Return on Plan Assets...................................     7,566   13,246
 Employer Contributions.........................................        34      313
 Benefits Paid..................................................    (9,024)  (9,079)
                                                                 ------------------
Fair Value of Plan Assets at End of Year........................  $125,245 $126,669
                                                                 ==================
RECONCILIATION OF FUNDED STATUS:
 Funded Status..................................................   $25,529  $21,345
 Unrecognized Actuarial (Loss)..................................   (21,052) (14,137)
 Unrecognized Prior Service Cost/Benefit........................     3,525     (445)
 Unrecognized Transition Assets.................................    (2,490)  (2,961)
                                                                 ------------------
 Prepaid Benefit Cost...........................................    $5,512   $3,802
                                                                 ==================


                                                             1999     1998     1997
                                                            ---------------------------
NORTH FORK WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
 Discount Rate..........................................     7.75%    6.50%    7.00%
 Expected Return on Plan Assets.........................     8.50     8.50     8.50
 Rate of Compensation Increase..........................     4.50     4.50     4.50

JAMAICA WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
 Discount Rate..........................................     6.25%    5.75%    5.75%
 Expected Return on Plan Assets.........................     8.00     8.00     8.00
 Rate of Compensation Increase..........................     6.50     6.50     6.50

COMPONENTS OF NET PERIODIC BENEFIT COST:
 Service Cost...........................................   $3,144   $3,078   $2,541
 Interest Cost..........................................    6,359    6,623    6,334
 Expected Return on Plan Assets.........................  (10,087) (10,083)  (8,667)
 Amortization of Prior Service Cost.....................        6     (171)     (97)
 Amortization of Transition Asset.......................     (472)    (486)    (606)
 Recognized Actuarial Gain..............................     (626)    (262)    (518)
                                                        ---------------------------
 Net Periodic Benefit Cost.............................. $ (1,676) $(1,301) $(1,013)
 Additional (Gain)/Loss Recognized Due to Curtailment...        -     (201)     203
 Additional Cost Recognized by NYB......................        -        -      514
                                                        ---------------------------
 TOTAL BENEFIT COST..................................... $ (1,676) $(1,502)   $(296)
                                                        ===========================

      The Company maintains a Supplemental Executive Retirement Plan ("SERP"), which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $89 thousand at December 31, 1999 and $299 thousand at December 31, 1998. Net periodic pension expense incurred in 1999, 1998, and 1997, for the SERP was $68 thousand, $52 thousand and $31 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.75%, 6.50% and 7.00% for 1999, 1998, and 1997, respectively. The assumed rate of future compensation increases was 4.50% for 1999, 1998, and 1997.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

      The Company provides certain health care and life insurance benefits to eligible retired employees. Health care benefits received range between 0% and 100% of coverage premiums based on an employee's age, years of service and retirement date. Participants who retired after November 1, 1992 are responsible for all premium increases after 1997. The Company's plan for its post-retirement obligation is unfunded.

      The following table sets forth the change in North Fork's post-retirement benefit obligation and amounts recognized in the accompanying supplemental consolidated financial statements at December 31,


(dollars in thousands)                                               1999      1998
                                                                    -----------------
CHANGE IN ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION ("APBO"):
Accumulated Post-Retirement Benefit Obligation at Beginning
  of Year...........................................................$11,297   $ 10,423
Service Cost........................................................    123        135
Interest Cost.......................................................    706        788
Premiums Paid.......................................................  (540)       (652)
Actuarial (Gain)/Loss...............................................(1,298)        603
                                                                    ------------------
Accumulated Post-Retirement Benefit Obligation at End of Year.......$10,288   $ 11,297
                                                                    ==================

RECONCILIATION OF FUNDED STATUS:
Accumulated Post-Retirement Benefit Obligation at End of Year.......$(10,288) $(11,297)
Fair Value of Plan Assets...........................................      -         -
                                                                    ------------------
Funded Status.......................................................$(10,288) $(11,297)
Unrecognized Transition Obligation..................................   3,333     3,626
Unrecognized Prior Service Benefit..................................    (921)   (1,002)
Unrecognized Net Loss...............................................      82     1,401
                                                                    ------------------
Accrued Post-Retirement Benefit Cost................................$ (7,794)  $(7,272)
                                                                    ==================

      The weighted average discount rate utilized to determine North Fork's accumulated post- retirement benefit obligation was 7.75% and 6.50% in 1999 and 1998, respectively.

      In measuring North Fork's APBO, a 6.0% annual trend rate for health care costs was assumed for the year ended December 31, 1999. These rates are assumed to remain at 6.0% from 2000 through 2009 and decline to 5.5% through 2020. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. The effect of a 1% increase in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be an increase of $46 thousand and $589 thousand, respectively, in 1999 and $44 thousand and $644 thousand, respectively, in 1998. The effect of a 1% decrease in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be a decrease of $40 thousand and $527 thousand, respectively, in 1999 and $37 thousand and $576 thousand, respectively, in 1998.

      Jamaica also maintained a life insurance benefit plan that provided for continued coverage for retirees with fifteen years of credited service. The coverage at the time of retirement, or age 65, whichever came first, was reduced by 20% per year over a five year period to a minimum coverage of $5,000, which remained in force until death. The retiree had the option each time the coverage was reduced to convert all or part of the reduction to whole-life coverage at the retiree's cost.

      The cost of post retirement benefits were accrued during an employee's active working career. The following table sets forth the change in benefit obligations and change in plan assets for this Jamaica plan:

 (dollars in thousands)                                            1999     1998
                                                                 ------------------
CHANGE IN BENEFIT OBLIGATION:
 Balance at Beginning of Year...................................    $1,663   $1,596
 Service Cost...................................................        24       24
 Interest Cost..................................................        96       96
 Benefits Paid..................................................      (57)     (53)
                                                                 ------------------
 Balance at End of Year.........................................    $1,726   $1,663
                                                                 ==================
CHANGE IN PLAN ASSETS:
 Balance at Beginning of Year...................................        $-       $-
 Employer Contributions.........................................        57       53
 Benefits Paid..................................................       (57)     (53)
                                                                 ------------------
 Balance at End of Year.........................................        $-       $-
                                                                 ==================

      The funded status recognized in the supplemental consolidated financial statements for the other postretirement benefit plans at or for the years ended December 31, 1999, and 1998 were $1,726,000 and $1,663,000, respectively.

Weighted-average assumptions for Jamaica's post-retirement benefits were as follows as of December 31,:

                                                            1999     1998     1997
                                                         ---------------------------
 Discount Rate..........................................    8.00%    8.00%    8.00%
 Rate of Compensation Increase..........................    6.50%    6.50%    6.50%

      The following table sets forth the components of North Fork's and Jamaica's net periodic post- retirement benefits other than pension expense for the years ended December 31,

                                                             1999     1998     1997
                                                        ---------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
 Service Cost...........................................     $147     $159     $158
 Interest Cost..........................................      802      884      790
 Amortization of Prior Service Cost.....................     (81)     (96)     (90)
 Amortization of Transition Asset.......................      293      317      255
 Recognized Actuarial Loss..............................       21       37        3
                                                        ---------------------------
 Net Periodic Benefit Cost..............................   $1,182   $1,301   $1,116
                                                        ===========================

401(K) SAVINGS PLAN

      The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants at 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. 401(k) plan expense was $1.6 million, $1.8 million and $1.6 million for the years ended 1999, 1998, and 1997, respectively.


NOTE 12 - STOCK PLANS

1999 STOCK COMPENSATION PLAN

      The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 5,000,000 with no more than 2,500,000 authorized for restricted stock awards. Shares of restricted stock granted under the Plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the Compensation Committee upon grant. Awards are granted to employees by the Compensation Committee. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on outstanding unvested options, and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. Restricted stock awarded under the plan is reflected as deferred compensation in the Company's supplemental consolidated balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. At December 31, 1999, 5,000,000 shares remain authorized and unissued.

1998 STOCK COMPENSATION PLAN

      The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 1,500,000 with no more than 1,000,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the Compensation Committee upon grant. Awards are granted to employees by the Compensation Committee. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on outstanding unvested options, and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. Restricted stock awarded under the plan is reflected as deferred compensation in the Company's supplemental consolidated balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. At December 31, 1999, 427,800 shares remain authorized and unissued.

1997 NON-OFFICER STOCK PLAN

      The plan provided for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees of the Company who are not officers, as defined in the plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, was limited to 375,000 shares. Each non-qualified stock option granted had a minimum six month vesting period. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provisions as those in the 1998 Stock Compensation Plan. Awards were granted to employees by the Compensation Committee. The right to grant awards under the plan terminated in 1998.

1994 KEY EMPLOYEE STOCK PLAN

      The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the plan to increase the number of shares issuable thereunder from 2,100,000 to 3,600,000 shares, with no more than 1,200,000 authorized for restricted stock. The Compensation Committee determines all grants of awards. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provision as those in the 1998 Stock Compensation Plan. At December 31, 1999, 111,216 shares remain authorized and unissued.

NEW YORK BANCORP PLANS - PRE-MERGER

      NYB maintained several incentive stock option and non-qualified stock option plans for its officers, directors and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally vested over a three-year period from the date of grant and expired ten years from the grant date for employees and five years for directors. As a result of the merger, participants under the plans became fully vested with all outstanding options exercised by the merger date.

      Additionally, NYB had granted stock appreciation rights ("SARS") to certain key employees. SARS entitled the participant to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense was accrued for the earned portion of the amount by which the market value of the stock exceeded the exercise price for each SAR outstanding. Participants became fully vested at the merger date. Compensation expense recognized under the terms of the SARS was $2.8 million in 1997.

JAMAICA SAVINGS BANK PLANS - PRE-MERGER

      All references made to JSB shares in the following discussion are stated at pre-merger amounts. On February 29, 2000, each share of JSB common stock was exchanged for three shares of the Company's common stock.

EMPLOYEE STOCK OWNERSHIP PLAN

      Since 1990 Jamaica maintained an ESOP. For 1999, 1998, and 1997, JSB's Board of Directors authorized contributions to the ESOP, to purchase shares, based on approximately 6.0% of employees' base salary.

      ESOP benefits generally became 20% vested after each year of credited service, becoming 100% vested after five years of service with Jamaica. Forfeited shares were reallocated among participating employees in the same proportion as contributions. Benefits are payable upon death, retirement, early retirement, disability or separation from service and may be payable in cash or stock. Jamaica recorded a net expense of $569,000, $574,000 and $566,000 related to the ESOP for the years ended December 31, 1999, 1998, and 1997, respectively. At December 31, 1999 there were no unallocated shares in the ESOP Plan. There were eight and three unallocated shares in the ESOP Plan at December 31, 1998 and 1997, respectively.

      The trustee for the ESOP would vote all allocated stock held in the ESOP trust in accordance with the instructions of the participants. Common stock allocated to participants was 10,913, 12,451 and 15,342 shares for the years ended December 31, 1999, 1998, and 1997, respectively. Jamaica incurred the cost of administering the ESOP.

INCENTIVE STOCK OPTION PLAN

      Pursuant to the Incentive Stock Option Plan ("Stock Option Plan"), 1,430,000 common stock options (which expired ten years from the date of grant, June 27, 1990) were granted to the executive officers and employees of JSB and its subsidiary, Jamaica. Each option entitled the holder to purchase one share of JSB's common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options became exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. Simultaneously with the grant of these options, "limited rights" with respect to the shares covered by the options were granted. Limited rights granted were subject to terms and conditions and could be exercised only in the event of a change in control of JSB. Upon exercise of a limited right, the holder would receive from JSB a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. During the years ended December 31, 1999, 1998 and 1997, 83,660, 98,046 and 122,646, options granted under the
Stock Option Plan were exercised, respectively. At December 31, 1999, the remaining 142,434 options granted under the Stock Option Plan were exercisable.

OPTION PLAN FOR OUTSIDE DIRECTORS

      Each member of JSB's Board of Directors, who was neither an officer nor an employee of JSB or Jamaica, was granted nonstatutory common stock options to purchase 25,000 shares of JSB common stock. In addition, active Directors Emeritus were each granted nonstatutory common stock options to purchase 10,000 shares of JSB common stock. In the aggregate, members of JSB's Board of Directors and active Directors Emeritus were granted options, with limited rights, to purchase 170,000 shares of the common stock of JSB at an exercise price equal to $10.00 per share (the initial public offering price). All options granted, including limited rights attached thereto, under the Directors' Option Plan expired upon the earlier of 10 years following the date of grant or one year following the date the optionee ceased to be a Director. During the years ended December 31, 1999, 1998 and 1997, 40,500, 106,250 and 6,250 options granted under this Plan were exercised, respectively. At December 31, 1999, the remaining options granted under the Option Plan for Outside Directors were exercisable.

THE 1996 STOCK OPTION PLAN

      The JSB Financial, Inc. 1996 Stock Option Plan (the "1996 Option Plan"), became effective January 1, 1996. JSB reserved 800,000 shares of its common stock for issuance upon the exercise of options. The 1996 Option Plan provided for: (1) the grant of stock options to directors on an annual basis pursuant to a specified formula; (2) the grant of stock options to officers at the discretion of the Employee Benefits Committee of Jamaica;
(3) if certain events, which were likely to lead to a change in control of JSB or Jamaica, would occur, stock options relating to any shares of JSB reserved for issuance that were not previously made subject to options, would be granted to all current directors and officers who were previously granted stock options under the 1996 Option Plan; (4) the grant of limited rights relating to all of the foregoing options, which would be exercisable only upon a change of control; and (5) the grant of dividend equivalent rights relating to all of the foregoing options, which could provide for a cash payment to the optionee upon exercise of the option, based on the difference between the percentage of earnings per share paid by JSB as cash dividends compared to the percentage of earnings per share paid as cash dividends by the twenty-five largest stock owned thrift institutions in the United States, calculated on an annual basis.

      Pursuant to the 1996 Option Plan, each of JSB's Directors, who was neither an officer nor an employee of JSB or Jamaica, was granted annually, nonstatutory common stock options to purchase 4,000 shares of JSB common stock, each active Director Emeritus was granted 2,000 options and individuals who became directors were granted 5,000 options. Options granted under the 1996 Option Plan were granted at an exercise price equal to the market closing price of JSB's common stock on the business day prior to grant. The option period during which an individual granted options could exercise such option would commence six months after the date of grant and would expire no later than ten years from the date of the grant. There were 76,000, 0 and 8,000 options exercised from the 1996 Option Plan during the years ended 1999, 1998 and 1997, respectively. At December 31, 1999, 574,000 of the 716,000 options outstanding under the 1996 Option Plan were exercisable. Effective January 1, 1999, 154,000 options were granted at an exercise price of $54.375 per share. Upon the execution of the merger agreement on August 16, 1999 between the Company and JSB, an additional 142,000 options were granted at an exercise price between $43.52 and $51.74 per share. These options, which are not reflected in the tables below, will become exercisable on the earlier of six months from the date of grant or the effective date of the merger.

      The following is a summary of the activity in the aforementioned North Fork and Jamaica stock option plans for the three-year period ended December 31,

                                          1999                 1998                  1997
                                   ----------------------------------------------------------------
                                               Weighted             Weighted              Weighted
                                               Average               Average              Average
                                    OPTIONS    Exercise             Exercise              Exercise
                                                Price     Options     Price    Options      Price
                                   ----------------------------------------------------------------
Outstanding at Beginning of        4,569,880   $13.32    7,923,033  $  7.61    9,540,761   $ 5.38
Granted........................... 1,214,900    16.94    1,494,692    22.61    2,157,752    13.00
Exercised.........................  (728,680)    6.74   (4,833,742)    6.78   (3,752,503)    5.03
Canceled..........................  (234,758)   26.54      (14,103)   26.27      (22,977)    7.64
                                   ------------------------------------ ---------------------------
Outstanding at End of Year........ 4,821,342   $14.59    4,569,880   $13.32    7,923,033   $ 7.61
                                   ================================================================
Options Exercisable at Year End... 4,118,198   $14.47    4,318,043   $13.17    6,720,085   $ 7.27
                                   ================================================================

      The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 1999:



                         Options Outstanding                Options Exercisable
---------------------------------------------------------------------------------------------------
   Range of                      Weighted Average   Weighted Average               Weighted Average
   Exercise           Options       Remaining          Exercise         Options        Exercise
    Prices          Outstanding    Life in Years         Price        Exercisable        Price
---------------------------------------------------------------------------------------------------
 $1.81  -  $10.75   1,366,557         3.7              $  6.28         1,350,357      $   6.26
$10.76  -  $18.81   2,455,354         8.4                15.30         1,774,910         15.28
$18.82  -  $26.88     999,431         6.6                24.18           992,931         24.21
---------------------------------------------------------------------------------------------------
 $1.81  -  $26.88   4,821,342         6.7               $14.59         4,118,198        $14.47
===================================================================================================

      The following is a summary of the activity in the Company's restricted stock plans for the years ended December 31,


                                           1999               1998               1997
                                    ------------------------------------ -------------------------
                                                Weighted             Weighted            Weighted
                                                 Average              Average             Average
                                                 Grant                Grant               Grant
                                     Shares      Price     Shares     Price    Shares     Price
                                    --------------------------------------------------------------
Outstanding at Beginning of Year..
Granted...........................  1,762,946   $15.32    1,489,823   $13.94   784,476  $  8.41
Vested............................    378,200    18.21      324,350    20.49   746,652    19.42
Canceled..........................   (31,851)     5.81      (44,626)    7.07    (6,805)    3.21
                                     (10,850)    17.01       (6,601)   14.60   (34,500)    8.69
Outstanding at Year End...........  --------------------------------------------------------------
                                    2,098,445   $16.21    1,762,946   $15.32 1,489,823   $13.94
                                    ===============================================================

      The amount of compensation expense related to restricted stock awards, JSB's stock option plan, JSB's ESOP and JSB's Benefit Restore Plan included in compensation and employee benefits was $4.0 million, $3.1 million and $2.0 million in 1999, 1998 and 1997, respectively.

      The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards, Stock Appreciation Rights, Jamaica's ESOP, and Jamaica's Restore Plan. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $3.6 million, or $0.02 per share in 1999, $4.4 million, or $.03 per share in 1998 and $4.6 million, or $.03 per share in 1997.

      The estimated fair value of the Company's options granted during 1999, 1998 and 1997 ranged from $4.64 to $5.43, $1.19 to $8.32 and $.73 to
$7.43, respectively, on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 1999: a dividend yield of 3.0%, volatility ranging from 24.5% to 25.5%, risk-free interest rates ranging from 5.15% to 6.15%, no assumed forfeiture rate, and an expected average life of six years. The following assumptions were used in calculating the fair value of the options granted during 1998: a dividend yield of 2.25%, volatility ranging from 21% to 30%, risk-free interest rates ranging from 4.50% to 5.66%, no assumed forfeiture rate, and an expected average life of six years for options with an original term greater than six years or the option's remaining term, if the original maturity is less than six years. The following assumptions were used in calculating the fair value of the options granted during 1997: dividend yield ranging from 2.00% to 2.25%, volatility ranging from 20% to 40%, risk-free interest rate ranging from 5.30% to 6.30%, no assumed forfeiture and an expected life of six years for options with an original term greater than six years or the option's remaining term, if the original maturity is less than six years.

      The estimated fair value of the options granted for the JSB plans during 1999 ranged from $3.40 to $6.52, was $3.65 in 1998 and ranged from $2.74 to $3.63 during 1997, on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options under JSB plans granted during 1999: a dividend yield of 3.19 %, volatility of 22.07%, risk-free interest rate of 4.65%, no assumed forfeiture rate, and an expected average life of 4.7 years. The following assumptions were used in calculating the fair value of the options under JSB plans granted during 1998: a dividend yield of 3.07%, volatility of 20.75%, risk-free interest rate of 5.74%, no assumed forfeiture rate, and an expected average life of 5.7 years. The following assumptions were used in calculating the fair value of the options granted under JSB plans during 1997: a dividend yield of 3.63%, volatility of 20.93%, risk-free interest rate of 6.28%, no assumed forfeiture rate, and an expected average life of six years.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1999, 569,148 shares remain authorized and unissued.

CHANGE-IN-CONTROL ARRANGEMENTS AND SHAREHOLDERS' RIGHTS PLAN

      The Company has arrangements with certain key executive officers that provide for the payment of a multiple of base salary, should a change-in-control, as defined, of the Company occur. These payments are limited under guidelines for deductibility pursuant to Internal Revenue Service regulations. Also, in connection with a potential change-in-control, the Company adopted performance plans in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund is established when a change-in-control transaction exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.


NOTE 13 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS DECEMBER 31,

(in thousand)                                                         1999          1998
                                                                    ----------------------
ASSETS
Deposits with Bank Subsidiary....................................     $31,466      $26,763
Deposits with Other Financial Institutions.......................       1,322        1,557
Securities Purchased Under Agreements to Resell with Bank
  Subsidiary ....................................................           -       40,000
Securities Available-for-Sale....................................     151,743      192,805
Securities Held-to-Maturity......................................           -       40,000
Investment in Subsidiaries.......................................   1,035,595    1,126,299
Intangible Assets................................................      28,416       28,965
Other Assets.....................................................      23,062       39,600
                                                                    ----------------------
   Total.........................................................  $1,271,604   $1,495,989
                                                                    ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Junior Subordinated Debt (Note 9)................................  $  205,500   $  205,475
Loan from Affiliate..............................................      40,000        -
Senior Note Payable..............................................           -       25,000
Dividends Payable................................................      23,119       39,041
Other Liabilities................................................       3,887       12,747
Stockholders' Equity.............................................     999,098    1,213,726
                                                                    ----------------------
   Total.........................................................  $1,271,604   $1,495,989
                                                                    ======================


CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                            1999     1998     1997
                                                        ---------------------------
INCOME:
Dividends from Subsidiaries............................  $263,000  $92,800  $41,600
Interest Income........................................    12,675   19,092   16,949
Net Securities Gains...................................    13,566    9,032    6,376
Other Income...........................................       692    3,515      812
                                                        ---------------------------
   Total Income........................................   289,933  124,439   65,737
                                                        ---------------------------

EXPENSE:
Interest Expense.......................................     1,454    2,274    2,033
Interest on Junior Subordinated Debt...................    17,242   17,242    9,463
Compensation and Employee Benefits.....................     3,048    2,194    1,211
Amortization and Write-down of Intangibles.............     2,088    7,986      440
Other Expenses.........................................     2,557    2,238    2,222
                                                        ---------------------------
   Total Expenses......................................    26,389   31,934   15,369
                                                        ---------------------------
   Income Before Income Taxes and Equity in
        Undistributed Earnings of Subsidiaries.........   263,544   92,505   50,368
Income Tax Expense.....................................     (177)    1,822    1,932
Equity in (Overdistributed) Undistributed Earnings of
  Subsidiaries.........................................  (14,200)  121,680  159,175
                                                        ---------------------------
   Net Income..........................................  $249,521 $212,363 $207,611
                                                        ===========================


CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                            1999      1998      1997
                                                        -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.............................................  $249,521 $212,363  $207,611
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  Provided by Operating Activities:
  Depreciation and Amortization........................     4,338    1,187     1,218
  Amortization and Write Down of Intangible Assets.....     2,088    7,986       440
 Equity in (Overdistributed) Undistributed Earnings of
  Subsidiaries.........................................    14,200 (121,680) (159,175)
  Proceeds from Sales of Securities Held for Trading...         -        -    10,125
  Purchase of Securities Held for Trading..............         -        -    (9,670)
  Net Securities Gains.................................   (13,566)  (9,032)   (6,376)
  Other, Net...........................................    14,194  (27,645)   (4,032)
                                                        -----------------------------
    Net Cash Provided by Operating Activities..........   270,775   63,179    40,141
                                                        -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Securities Available-for-Sale.   105,038  112,782    42,016
  Purchases of Securities Available-for-Sale...........   (68,807)(133,632) (161,032)
  Proceeds from Maturities of Securities
   Held-to-Maturity....................................   100,000  235,000   270,000
  Purchases of Securities Held-to-Maturity.............   (60,000)(205,000) (260,000)
  Principal Payments on Mortgage Loans.................         -   15,195        44
  Accretion of Discount in Excess of Amortization of
   Premium on Debt Securities..........................         -        -         7
  Investment in Subsidiary Trusts......................         -        -    (3,093)
  Investment in Bank Subsidiary........................         -        -    (4,000)
                                                        ----------------------------
    Net Cash Provided by /(Used in)Investing Activities    76,231   24,345  (116,058)
                                                        ----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Maturity of Senior Note Payable......................   (25,000)       -        -
  Loan from Affiliate..................................    40,000        -        -
  Purchase of Treasury Shares..........................  (289,313) (87,928)  (27,733)
  Common Stock Sold for Cash...........................     4,777   26,949     6,814
  Proceeds upon Exercise of Common Stock Options.......     4,078    2,041     1,568
  Dividends Paid to Shareholders.......................  (117,080) (82,748)  (60,412)
  Proceeds from the Issuance of Junior Subordinate Debt
    Securities.........................................         -        -   102,713
                                                        ----------------------------
  Net Cash (Used in)/Provided by Financing Activities..  (382,538)(141,686)   22,950
                                                        ----------------------------
  Net Decrease in Cash and Cash Equivalents............   (35,532) (54,162)  (52,967)
Cash and Cash Equivalents at Beginning of Year.........    68,320  122,482   175,449
                                                        ----------------------------
Cash and Cash Equivalents at End of Year...............   $32,788  $68,320  $122,482
                                                        ============================


NOTE 14 - REGULATORY MATTERS

      The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1999, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

      The following table sets forth the Company's regulatory capital at December 31, 1999, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject:

 (dollars in thousands)
                                                                 Amount     Ratio
                                                                -------------------
Tier 1 Capital................................................. $1,154,378   13.70%
Regulatory Requirement.........................................    336.954     4.0%
                                                                -------------------
Excess.........................................................    817,424     9.70%
                                                                -------------------
Total Risk Adjusted Capital....................................  1,259,319    14.95%
Regulatory Requirement.........................................    673,909     8.0%
                                                                -------------------
Excess......................................................... $  585,410     6.95%
                                                                ===================

      The Company's risk weighted assets was $8.4 billion at December 31, 1999. The Company's leverage capital ratio at December 31, 1999 was 8.57%.

      Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 2000, pursuant to the regulations, was $28.3 million. Dividends from Superior are similarly limited by regulations of the State of Connecticut.

      Certain of North Fork's deposit liabilities acquired in previous thrift acquisitions are insured under the SAIF fund (SAIF insured deposits at December 31, 1999 were approximately $3.0 billion) and accordingly are subject to higher quarterly assessments.


NOTE 15 - DERIVATIVES FINANCIAL INSTRUMENTS

      Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities.

      Interest rate swaps outstanding at December 31, 1999 are summarized as follows (dollars in thousands):

                                                                    Fixed         Variable
                                                      Notional  Interest Rate   Interest Rate
                      Maturity                         Amount       Paying       Receiving
---------------------------------------------------------------------------------------------
November 2000........................................  $100,000      4.62%         6.11%
November 2001........................................   100,000      4.66%         6.11%
November 2001........................................   100,000      4.72%         6.11%
May 2008.............................................    75,000      6.14%         6.13%
                                                      ---------
   Total Notional Amount of Interest Rate Swaps......  $375,000
                                                      =========

      These agreements require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the three month London Interbank Offer Rate ("LIBOR"). At December 31, 1999 and 1998, the Company's interest rate swaps had an unrealized gain of $13.9 million and an unrealized loss of $1.0 million, respectively.


NOTE 16 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

(a)  OFF-BALANCE SHEET RISKS

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are reflected in the supplemental consolidated financial statements when and if proceeds associated with the commitments are disbursed. The exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

      Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

      Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
The notional principal amount of the off-balance sheet financial instruments at December 31, is as follows:


                                                                    1999      1999
                                                                Contract or Contract or
                                                                  Notional    Notional
                                                                   Amount      Amount
                                                                ----------- -----------
(in thousands)
FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT CREDIT RISK:

Commitments to extend credit...................................   $623,606    $510,179
Standby letters of credit......................................     60,473      45,229

(b)  LEASE COMMITMENTS

      At December 31, 1999, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:


                                                                   Minimum
(in thousands)                                                     Rentals
                                                                   ---------

Year Ended December 31:
2000.............................................................. $   8,220
2001..............................................................     7,278
2002..............................................................     6,718
2003..............................................................     5,725
2004..............................................................     4,777
Thereafter........................................................    13,349

      Rent expense for the years ended December 31, 1999, 1998, and 1997 amounted to $7.2 million, $6.7 million and $7.2 million, respectively.

(c)  OTHER MATTERS

      On February 11, 2000, shareholders approved a reduction in the par value of the Company's common stock from $2.50 per share to $0.01 per share and increased the Company's authorized common shares from 200 million to 500 million shares.

      The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the Company's financial condition or results of operations.


NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" ("SFAS 107") requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. SFAS 107 has no effect on the financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the total value of the Company.

      If quoted market prices are not available, SFAS 107 permits using the present value of anticipated future cash flows to estimate fair value. Accordingly, the estimated fair value will be influenced by prepayment and discount rate assumptions. This method may not provide the actual amount that would be realized in the ultimate sale of the financial instrument. Fair value estimates, methods and assumptions are set forth below.

(a)  CASH, CASH EQUIVALENTS AND SECURITIES

      The carrying amounts for cash and cash equivalents are reasonable estimates of fair value. The fair value of securities is estimated based on quoted market prices as published by various quotation services, or if quoted market prices are not available, on dealer quotes. The following table presents the carrying value and estimated fair value of cash, cash equivalents and securities at December 31,

                                                1999                       1998
                                       ---------------------------------------------------
                                       Carrying      Estimated    Carrying      Estimated
(In Thousands)                          Amount       Fair Value    Amount       Fair Value
                                       ---------------------------------------------------
Cash and Cash Equivalents............. $ 403,201     $ 403,201     $293,354      $293,354
Securities Held-to-Maturity........... 1,351,504     1,299,596    1,780,002     1,783,102
Securities Available-for-Sale (1)..... 3,677,308     3,677,308    3,076,549     3,076,549
                                       ---------------------------------------------------
Total Cash, Cash Equivalents and
  Securities..........................$5,432,013    $5,380,105   $5,149,905    $5,153,005
                                       ===================================================


(1) Excludes $4.9 million in unrealized gains and $3.8 million in unrealized losses on related interest swap agreements used to hedge certain debt securities at December 31, 1999 and 1998 respectively.

(b)  LOANS

      Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and the estimated fair value of the loan portfolio as of December 31,


                                                1999                       1998
                                       ---------------------------------------------------
                                       CARRYING      ESTIMATED    Carrying      Estimated
(in thousands)                          AMOUNT       FAIR VALUE    Amount       Fair Value
                                       ---------------------------------------------------
Gross Loans........................... $7,913,328    $7,798,864   $6,909,709    $7,110,450
                                       ===================================================

(c)  DEPOSIT LIABILITIES AND BORROWINGS

      The carrying amount for demand deposits, savings, NOW and money market accounts and borrowings with a remaining term of 90 days or less are reasonable estimates of fair value. Fair value for certificates of deposit and longer term borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities. The following table presents the carrying value and estimated fair value of the deposits and borrowings as of December 31,

                                                   1999                        1998
                                         -----------------------------------------------------
                                          Carrying      Estimated     Carrying     Estimated
(In Thousands)                             Amount      Fair Value      Amount      Fair Value
                                         -----------------------------------------------------
Demand Deposits.....................     $1,558,044  $   1,558,044   $1,321,861    $1,321,861
Savings.............................      2,563,609      2,563,609    2,610,345     2,610,345
NOW and Money Market................      1,034,872      1,034,872      997,124       997,124
Certificates of Deposit.............      2,485,038      2,497,373    2,648,055     2,679,799
Borrowings with terms 90 days or less     3,203,700      3,203,700      823,300       823,300
Borrowings with terms greater than 90     1,355,500      1,340,213    2,216,796     2,259,597
                                         ------------------------------------------------------
Total Deposit Liabilities & Borrowing   $12,200,763  $  12,197,811  $10,617,481   $10,692,026
                                         ======================================================

(d)  COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

      These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit is based on fees currently charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the counterparties. Commitments to extend credit issued by the Company are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks.

      At December 31, 1999 and 1998, there was no significant unrealized appreciation or depreciation on these financial instruments.

(E)  DERIVATIVE FINANCIAL INSTRUMENTS

      The fair value of derivative financial instruments is estimated based on quoted market prices from various brokers. The following table presents the carrying value and the estimated fair value of derivative financial instruments as of December 31,

                                                1999                       1998
                                       ---------------------------------------------------
                                       Carrying      Estimated    Carrying      Estimated
(In Thousands)                          Amount       Fair Value    Amount       Fair Value
                                       ---------------------------------------------------
Off Balance Sheet Instruments.........    $4,902       $13,930     $(3,812)        $(957)
                                       ===================================================


NOTE 18 - SUBSEQUENT EVENT

    DIME BANCORP, INC.

      On March 5, 2000, the Company announced its intention to offer an exchange of the Company's common stock and cash for the common stock of Dime Bancorp, Inc. ("Dime"), the parent company of Dime Savings Bank of New York, FSB. The purpose is for the Company to acquire control of, and, thereafter the entire common equity interest in Dime. Under the terms of the proposal, each share of Dime's common stock would be exchanged for
0.9302 shares of the Company's common stock and $2.00 cash. The offer is contingent on various conditions, including (i) conditions that would require Dime's stockholders not to approve the Dime's proposed merger with another financial institution, (ii) a minimum number of shares of Dime's common stock to be tendered, (iii) making of Dime's stockholder rights plan inapplicable to the Company's offer, (iv) approval of the Company's stockholders of the issuance of the Company's common stock in the offer and the merger, and (v) receipt of required regulatory approvals. The transaction should close during the third quarter of 2000, if all of the Company's conditions are met. The transaction, as proposed, is expected to be treated as a tax-free reorganization for tax purposes and accounted as a purchase for accounting pur

      Dime had total assets of $23.9 billion, net loans of $15.1 billion, investments of $4.2 billion, deposits of $14.3 billion and stockholders' equity of $1.5 billion at December 9.

      Contingent on the closure of the above proposed transaction, the Company entered into a stock purchase agreement with FleetBoston Corporation ("FleetBoston"). Pursuant to this agreement, FleetBoston agreed to purchase (i) 250,000 shares of the Company's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share, convertible at $18.69 per share into the Company's common stock and (ii) Common Stock Purchase Rights to acquire 7,500,000 shares of the Company's common stock at an exercise price of $17.88, for an aggregate purchase price of $250 million.

      In connection with Company's announcement of the aforementioned proposed acquisition, a lawsuit has been filed alleging that the Company and FleetBoston's actions violate anti-trust laws. The Company is of the opinion that the allegations raised in the Dime's complaint are without merit and intends to contest the allegations vigorously.


NOTE 19 - RECENT ACCOUNTING PRONOUNCEMENTS

DISCLOSURE ABOUT SEGMENTS FOR AN ENTERPRISE AND RELATED INFORMATION

      In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the amounts in the enterprise's financial statements. It also requires an enterprise to report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, and any differences between the measurements used for segment reporting and financial statement reporting. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management has evaluated the disclosure requirements and determined that disclosure is not required as its operating segments do not meet the quantitative thresholds prescribed in SFAS 131 for all reporting periods.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign currency denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

      In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133", delaying its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is currently evaluating the effect SFAS 133, as amended, will have on its financial statements.

      At December 31, 1999, the Company was a party to three interest rate swap contracts with an aggregate notional value of $375 million.




                        INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of the Company and JSB Financial, Inc. on February 29, 2000, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of North Fork Bancorporation, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


KPMG LLP

New York, New York
April 10, 2000